EXHIBIT 99.1

Questions and Answers

There’s a lot going on at Z-Tel and the CLEC industry today and almost all of it looks extremely challenging. Any opening comments?

There isn’t a single thing in our business that is firm right now except for the need to change our business substantially. I worry most that people somehow believe that moving forward from here will be a process they can simply watch from the sidelines. If you’re a Z-Tel constituent in any sense of the word—investor, employee, trade vendor, or professional advisory firm, you’ve got a role to play and being passive isn’t an option. The one piece of good news here is that everyone at Z-Tel from our Board to our employees understands our need to undertake this transition.

The recent regulatory rulings have spooked many people involved in the industry, and to a large extent, this is an understandable and rational reaction. While Z-Tel has its own set of issues, the company does have a stable revenue stream and a customer base that pays over 95% of its billing. So our actions have more to do with how we spend that cash flow and then where and how much can we invest in changing the business model with all of this going on. If we don’t change quickly, the business model will certainly deteriorate after the first part of next year so we’re not discounting our challenges, just trying to put them in perspective.

This is an interesting means of communicating a business plan.....questions and answers posted on a web site. Why do this?

We have a lot of constituencies that are wondering how we are going to manage the inevitable end of UNEP as we know it. These range from common shareholders to preferred shareholders to trade creditors and partners. I believe we have to lay out a clear path as to where we’re going and what we need to get done to succeed. Mincing words or being cute about likely outcomes doesn’t do anyone much good right now. And our constituencies need to study this in some detail. This is an ambitious and bold plan that needs our combined attention and cooperation. I just don’t see any benefits to having people not understand the mission.

The good news is that we have a plan and have been working hard at it for more than a while and we think it’s time to share with all of our constituencies its overall form. I’m excited about it and believe that the patient will survive the surgery and we’re going to be a lot better off for it. We made about $10MM in EBITDA each of the last two years on UNEP (before development spending) and it’s hard to see how we could have improved that number materially without raising a lot of money at terrible prices. The Market was smart—it’s not a good investment. UNEP in its traditional form is heading for a relatively certain death, and we have to make sure we don’t get caught up in the death spiral.

Before Jumping into Z-Tel’s plan, AT&T has announced it’s ending active investment in the consumer business and it is expected that others will follow. Do you see things differently?

I think Z-Tel with approximately 220,000 lines in service and AT&T with several million lines and a national presence to support are two different situations. AT&T’s business group isn’t growing but delivers tremendous cash flow. Investing in the local market at scale given its investor desires and capital structure may well be a bridge too far. AT&T and MCI and Sprint need nationally available business models to obtain scale and to leverage existing customer relationships. Our position is very different.

Our new plan doesn’t require much scale except at a neighborhood level. What the FCC is telling the competitive industry is that you are going to have to build a local business one end office at time and with 30,000 estimated end offices, that’s an undertaking that’s not going to fit easily into any single company’s business plan. We’ve got a totally different approach—more like a community bank. We’re going to be a solid performer in 100 end offices and then several hundred and then maybe several thousand. I’m sure AT&T’s decision is best for them and I think what we’re doing will be best for Z-Tel and its shareholders.

Questions cover the gamut but what do you think are the key ones?

I don’t expect there are any areas listed below that are surprising to anyone but I think the format flows pretty well from our presentation to our Board of Directors three weeks ago. We need to change rapidly and efficiently. There are a lot details to manage all at once—the need to change a business model, the reallocation of resources, the need to acquire new resources, and the associated issues that arise from these needs. So here goes:

(1)	where are we today;

(2)	what’s the impact of the recent court decisions and regulatory changes ahead;

(3)	what’s the plan for dealing with those changes;

(4)	what financial resources are required and how do you get those;

(5)	what are the other risks, intangibles, personnel, etc. that will likely affect your success or failure; and,

(6)	if successful at making a transition, what does it mean for investors?

Ok, what does Z-Tel look like today?

We are today 100% dependent upon UNEP. We have over 550,000 UNEP lines under management including about 220,000 of our own. Our lines are broken down between consumer and business with consumer lines totaling 172,000 and business lines making up the remainder. Over the past year, we’ve focused more on the business side of the house with a “managed service” offering that was designed to appeal to multi-branch locations driving much of the growth. This has been working well but obviously now has been slowed considerably with the FCC and court announcements.

Our wholesale business has been flat now for several quarters and our partnership with AOL has been slowed considerably by the activities in Washington. AOL is really a non-factor at Z-Tel for now and is expected to remain that way in terms of our UNEP based business. We believe that Sprint will soon pull back from UNEP, at least in actively courting new customers, and this will have the impact of shrinking its lines under service. With both AOL and Sprint, we are hopeful in generating some non-UNEP based business with VOIP but we don’t have anything included in our business planning that involves them beyond our existing relationships.

Financially, the situation remains challenging. We’ve been a net cash user on a marginal basis this year but that really couldn’t be helped. We’ve been internally financing a VOIP start up inside a company under attack and have really had no net new investment from funded debt or other types of capital in over three years.

We’ve been bouncing around EBITDA positive or negative results for a lot of quarters now but probably never better than 5% EBITDA margins. The good news is that we’ve been able to internally finance continued heavy investments in our OSS and IP based service platforms, two critical assets for our longer term survival. The bad news is that we have limited financial resources, we have a major transition to undertake, and our balance sheet remains complex with the various classes of preferred stock. Combine this with a very negative regulatory environment and it shows up in the sharp fall of the stock price and the wariness of creditors and lenders to increase exposure to Z-Tel.

Operationally in terms of servicing customers, the company is performing very well. Over 80% of our customers we rate as either “platinum” or “gold” and our new VOIP initiatives are off to very strong starts in Tampa and Atlanta. Most of our operational parameters have shown strong improvement in recent quarters. We have been seeing sharply better control over operating costs related to servicing our subscribers with bad debt now less than 5% and continued leveraging of core infrastructure costs. This might not seem very important at first blush given the other challenges we face, but I think it’s an important attribute indicating our company’s collective experience now with almost 7 years of continuous operations.

We have been operating at a negative EBITDA position for all of 2004. The first quarter was dominated by some one time charges but there’s no question that results have deteriorated over the first half of the year. Both the revenue line and gross profit line have been under increasing pressure. Wholesale lines are flat, a major change from expectations earlier this year. Competition is intense and this combined with a highly uncertain regulatory environment stalled many new business initiatives. We have had tight liquidity for some time and our marketing budgets have been squeezed substantially as we have elected to take the free cash flow and liquidity resources that were available and focus on our IP based initiatives including the installation of a Cisco softswitch, media gateways, and numerous improvements to our own infrastructure. These are not yet generating meaningful revenue so the combination of these factors has resulted in a loss position throughout the first half of the year.

We haven’t watched these trends without taking action. We recently instituted several measures to flip us back over to a positive EBITDA position including increasing business lines in service, implementing significant cost cuts with regulatory matters, and cut headcount by about 10%. We are now putting in place some selected price increases, our lines in service are stabilizing, and we are now completing some development activities that will curb those expenditures as well. So we expect even at current volumes to be EBITDA breakeven or so for Q3 and then be solidly EBITDA positive in Q4. While this is important, it’s not hugely so as we expect 2005 to be extremely challenging on the UNEP front with cost increases and new customer additions very much more expensive than today. So absent any changes in strategy, these efforts won’t do much to improve our position and we expect will flip back to a marginal or negative EBITDA position in early 2005.

I occasionally receive inquiries suggesting that we simply axe away all of our overhead and generate as much positive EBITDA as we can in the short run. We have cut monthly spending substantially in the past 60 days and some of these results will begin to show in the third quarter. There is a point of diminishing returns; however, and we’ll probably hit that later this year. Cutting the expenses immediately dramatically limits us to a UNEP only business model and we’ve been concerned for some time that this isn’t a realistic view of the world—and unfortunately, the end to UNEP is coming faster than we had hoped.

How are you reacting to the recent court rulings and likely FCC actions?

If you rated it between -10 and 10, well, it’s a minus 10 and anyone that tells you otherwise is in dreamland if you’re not a Bell company. The carnage will not be limited to UNEP providers. Having said this, I think you just have to accept it and move on. One benefit at least is that the issue is decided largely and that any hopes of a commercially agreeable model being worked out with the Bell companies or some life raft being thrown from a regulatory authority or court is now gone, at least here at Z-Tel. It’s incredibly wrong but that doesn’t make it any less real.

The Bells have won as close to a total victory as you could possibly envision heading into the spring of this year. You will quickly see UNEP gains sharply reverse, the traditional CLEC models hobbled by interconnection disputes, and a myriad of other issues with the Bell companies maximizing the advantages they currently hold. There is clearly no political constituency in support of telecom competition and the Bells see the blood in the water. There really is no longer real competitive threat or governmental check on their ability to re-monopolize much of the telecom market; for example, with the recent Trinko decision the applicability of antitrust laws may be even more limited.

The Bell companies will soon control over 70% of the wireless marketplace and while the VOIP initiatives of Vonage and the cable companies will get a lot of press they’re not much more than a minor nuisance to the Bell companies for the next several years.

I liken today’s telecom business model to a hypothetical airline industry where the major airlines own the airports, the airplanes, and have virtually zero overlap with code-sharing fully in place. The airplanes aren’t full but the ticket prices are very high and the airlines highly profitable. And competitive airlines can’t get landing slots or access to terminals without paying full retail fares for each passenger they carry.

It’s not an easy place to do business. It’s bad for consumers and businesses too but great for the Bell companies.

What happens to UNEP?

The details are getting worked out but it’s not likely to be anything viable as a long term business strategy. We’re expecting the worst from Chairman Powell and while he might truly believe in what he’s doing, its hard to square his theories of “intermodal” competition with monopolistic interests in any reasonable form.

The interim rules are likely to sound less threatening to UNEP than they actually will be in practice. First, the Bells will get what sounds like an innocuous price increase of 15% or so on existing customer pricing. They will make this sound like a reasonable $2 or so per month based on what they quote as our likely monthly payment to them of $16 or so. That’s far from the accurate economic impact of the 15% price increase, however, as our average monthly cost to the ILECs is already $26 and we’re expecting it to jump above $30 after the first of the year. That’s not counting long distance costs or other related expenses to putting on lines and managing lines with the Bell company. The Bell companies under UNEP have managed either consciously or unconsciously to be a tremendously expensive trading partner—our costs for making simple changes to ILEC service sets or managing subscribers with snips and restorals average over $3 per month per line.

If this isn’t bad enough, it appears that any new line put on the UNEP platform after the end of the year will be subject to new rules including major increases in the upfront costs. This combined with the sharply lower operating margins will probably mean major pullbacks by almost every UNEP competitor in new customer acquisition activities. Given that the competitive industry suffers from a minimum 4% monthly churn rate, it’s not hard to see UNEP customer counts dropping by as much as 50% for a lot of CLECs in the next 12 to 24 months. It may be slower as consumers won’t be able to switch as easily as competitors impose fees for new customers coming to a new service, but it’s clear to us anyway that we have to change in a big hurry.

What are some other practical impacts of the rulings?

I believe the Bell companies have eliminated the ability of any nationwide product seriously taking any material market share. MCI, Talk, and others will have to change their strategies too or join AT&T in pulling out of the market altogether. I don’t believe that the impact of these actions will be limited just to UNEP providers either. Traditional CLECs have their own set of issues and I further believe that ISPs will have to change strategies dramatically too—the ability to “tie” products will challenge the profitability of these companies increasingly in coming quarters.

Z-Tel strategies have evolved markedly over time, we have another one now?

When we started Z-Tel, we first thought we would be an enhanced services provider partnering with existing CLECs to attack the Bell companies. We then transformed into a UNEP provider believing we might be able to be the first nationwide footprint that allowed customers and businesses to subscribe to one carrier for their needs. We’ve been successful with larger enterprise accounts here in the last 12 months with this strategy but the consumer model hasn’t had much traction with this kind of approach.

When capital became short, we then tried to arm MCI and then Sprint and then AOL with our infrastructure to attack the ILECs on a product by product basis or with unique bundles of their own. It’s been a mixed success the past two years as the ILEC attacks on UNEP mounted and marketing initiatives were held back This strategy, however, drove a lot of business decisions here at Z-Tel from technology infrastructure (making sure it could scale) to regulatory investments ensuring protection and expansion of viable marketplaces for UNEP.

That’s now essentially over. We are going to have to focus intensively on a limited number of markets and effectively forget the rest. We are going to have some wholesale opportunities but those will be for VOIP applications for our national company partners today. We have announced our intent to withdraw from seven states already and will likely either formally withdraw or simply quit taking new orders in others by the first of the year.

Secondly, Z-Tel must get out of the regulatory lobbying and brief writing business and the investment of time and resources that it consumes. We spent $8MM or more in these efforts in the last 12 months and that’s not counting the management time and numerous business planning contingencies that have made running this type of business a stop-start effort for some time now. Frankly, for the past twelve months that effort has been largely unrewarded. Furthermore, it appears clear that such investment going forward is not practical in today’s environment; Any strategy that counts in the long term on more than some minimal elements from the competitive marketplace to remain supported by the FCC and the various state commissions is probably misguided.

Third, the capital markets are beyond exhausted with this whole UNEP mess and related issues. Insuring to the greatest extent possible “safety” from ILEC regulatory attacks will be a requirement for any business needing to get more capital in the next 12 months.

The cumulative effects of this reversal aren’t well understood by policy makers but you are starting to see the real world implications of this crazed approach to dealing with entrenched monopolies that would rather change the rules than compete on product and service. The Bell victories are so significant that I probably join others in hoping for some type of sympathy rebound from regulators; that said, I don’t wake up in the morning believing it’s coming. Instead, I think the new reality is that the Bells will tolerate some limited competition, that they will raise rates substantially not just on their remaining competitors but also on their customers, and that this will create opportunities as well as challenges.

Well, that sounds very grim. What’s next? Is there a next?

Our best attribute right now is that we’re small and our changes will make a meaningful impact on our results in a short period of time if we are successful in implementing our plan. I don’t want to dismiss our challenges, they’re a bunch, but we have spent a lot of time over the past several years on building an IP infrastructure and we believe there is a major opportunity for us to redefine our business and even convert many of our existing customers onto our own facilities based platform. Before jumping into the details, I’d like to first highlight some of the overall strategic thinking and why I remain confident in our longer term prospects.

On the regulatory front as I noted earlier, you have to operate in the places where you have reasonable assurances to its long term viability. We can’t go through the year over year fights like we’ve had with UNEP. We have to get out of the fire—but fortunately, there is a place to go and that’s to the end office. And you have to pick end offices that have connectivity to other end offices and the tandems from companies other than the Bells if at all possible. You can do this if you focus on urban areas with high CLEC and national carrier buildouts.

You’ll hear us and other competitive carriers talk about UNE-L. What this means is that we will have to install gear in Bell company end offices and then simply order the copper loop from the Bell company. We then have to provide all of the switching and connectivity requirements for our customers with our own gear. Today, we lease those capabilities from the ILEC and avoid the installation costs. No one disputes today that the ILEC must sell to competitors at a fair price the copper plant extending from the end office to the premise and these rates have been extensively litigated over a wide range of regulatory proceedings. And whether based on forward looking costs or existing costs, we don’t see a lot of change in the rate bases. After all, the cost of digging up a yard and running a copper wire to a home and attaching it to the telecom infrastructure is a long term cost proceeding component. UNE-L pricing ranges from $11.50 in New York to $10 in many areas of Georgia and typically ranges from $8 to $15. So our first strategic imperative—staying within the confines of what regulators will support—we feel comfortable with the UNE-L model.

This has the immediate impact of limiting our markets to areas where we can profitably install equipment, so our 48 state footprint will fade as an important asset.

You also need other Bell company services, don’t you?

Well, if you pick the right locations, primarily major urban areas, you can limit what else you need to get from the Bell companies. We’ve looked at this exhaustively, the Bells don’t want us as their customers and we will use any provider we can other than a Bell company wherever we can. You can’t avoid having to use parts of their network but the Bells in order to squash UNEP have made promises to regulators and conceded access on other fronts that are designed to facilitate capital investment on the end office level.

Running a New Model will Take Some Different Technologies and Operating Talent, Right?

Yep. You’re going to simply rent dumb copper loops from the ILEC and provide the rest of the service set ourselves. 24 X 7. 365 days per year. Z-Tel has the technology and operational capabilities to manage this new type of network. This isn’t a simple transition for any UNEP provider and we’ll be leveraging our expertise with IP based networks, our own IP infrastructure, softswitches, and edge equipment to deliver a wide range of services on a very localized basis.

Most importantly, we can create service bundles that the Bell companies cannot and that the use of UNEP effectively precludes. We expect to offer a wide range of services including voice and broadband bundles, DSL only, prepaid services, along with voice only solutions. This is probably the most important aspect of our new strategy and one that we’ll have to communicate effectively to attract customers and investors to our effort.

What Exactly is Z-Tel doing?

We are going to install in selected end offices new gear called “Broadband Access Concentrators” or “BACs” that can be controlled remotely by our Cisco softswitch and internal Z-Tel intellectual property. These BACs and support equipment plus installation charges range from $125,000 per end office to $250,000 depending upon initial configurations and so on. We then have to order between $2,000 and $5,000 in monthly fixed cost network components and pay monthly rent of $2K to $5K to the Bell company for their end office space.

These BACs need some more explanation; however, the overall story is a common one in technology of continued gains in price and performance delivered primarily through the increasing capabilities or core chip sets. These boxes can now interface with almost any network, do on the fly translations of traditional voice or IP (coming or going), and also deliver very high speed DSL over the copper loop. Several models deliver over 10MG downstream and there are new chips under design that have initial specs of 50MG or more. Our BACs will at least for the near term outshine any capabilities of Bell company DSLAMs (or other providers) as they are typically using last generation gear (more expensive, not fully depreciated, and fewer features including slower download speeds).

The common wisdom held by many in telecom is that fiber will have to replace copper everywhere to deliver acceptable bandwidth. This might well be proven wrong and I read an interesting article the other day from Ed Whitacre, the CEO of SBC where he indirectly hinted that SBC will be looking at “all technologies” and not just fiber deployments to deliver next generation services. In my opinion, these chip advances will continue to yield more out of the existing copper plant and these chips will show up in these BAC boxes. We believe you will see great price/performance models including triple play opportunities using BACs and the traditional copper plant.

New subdivisions, etc. may well opt for fiber as per home installation costs fall but the continued progress of BACs may well lead to alternative models for existing premises.

So You have a BAC installed in an end office, what happens next?

Z-Tel has to coordinate with the ILEC to do a “hot cut” that is move the copper loop from the Bell switch to the Z-Tel BAC. This has to be timely and cost effective for the whole UNE-L model to work.

While the regulatory news for Z-Tel has been bleak for some time on the UNEP front, almost unnoticed has been the progress being made on hot cut economics and performance over the past year. Hot cuts used to cost over $150 in most states and customers likely faced an outage of a day or more making them impossible to use as a business foundation. We along with other competitive carriers have been using these failures to show real impairment, meaning that competition can’t exist in a facilities based world unless the Bells addressed these issues. For example, in long distance a carrier switch costs $5 and is often a one day event that doesn’t result in a disruption of service.

The Bell companies have assured the PSCs and the FCC that they can meet any hot cut demand and the PSCs have imposed some cost points that now make it economic. In New York, it’s now $35 and other states have made real progress here as well. In our new world, we only care about a smaller universe of states and each one of those states has addressed this issue in some detail.

If we have existing customers in an end office, we can switch them from UNEP to our BACs on “our” schedule without a significant service interruption and without having to get a new Letter of Authorization or other written permission from the end user. A new customer will be put on our BAC at the time of order and it is expected to be within 10 business days of the order.

How Do You Decide where to install BACs? And how long does it take?

We are fortunate that we have existing deep concentrations of Z-Tel customers in New York City, Chicago, Atlanta, and Detroit along with a growing base of business here in Tampa. Over 50% of our customers are clustered around 1000 end offices. Our first two priorities are NYC and Tampa.

In NYC we have approximately 45,000 existing customers and have over 30 end offices with 500 or more customers. We estimate that depending upon the configuration of the end office required we need around 250 customers per end office to attain breakeven results at the end office level. So the first order of business is to protect our existing customer base and by installing end office equipment boost profitability and have a platform capable of selling additional services to customers that live and work in those neighborhoods. While the average end office has about 30,000 consumer and business lines, NYC typically has considerably more and many of our first selected installations have installed bases of 70K or more.

Each state PSC and Bell company have negotiated a set of rules of how to get into end offices and what time frames the Bell companies have to make them available. It’s at a minimum 90 days and typically from start to finish including selection, a 180 day type process including Z-Tel preparation time.

We are looking too to cluster our BACs in adjoining end offices to create as big a footprint for marketing purposes as possible. For example, we are doing all of South Tampa for our four installations planned here and in NYC we are planning to install over 50 BACs in the coming 12 months and are selecting the order based not just on existing customer counts but also in terms of marketing efficiencies. It truly is a wholly changed model—focusing on the entire needs of a neighborhood rather than attempting to find distribution channels that can cost effectively find heavy long distance users as we do today.

BACs plus Z-Tel Infrastructure—More Products than today’s UNEP business model?

UNEP is a hard business model to get right even without all of the regulatory flack it attracts as the core economics are under attack from changing customer demographics and emerging competition from cable companies. Broadband is the biggest disruption and we believe that broadband will soon replace dialtone as the core linchpin of most offerings.

A BAC can be controlled by our softswitch and Z-Tel infrastructure while delivering to any customer traditional voice services, voice over IP, or broadband data streams only at very high speeds. All of these services are delivered over the UNE-L loop ordered from the ILEC. The Bell company pipe is simply dumb with every customer event, customer management function (with the exception of a non-working line), and enhanced services delivered by Z-Tel.

We plan on offering the following services to consumers and businesses:

Service	Price Point*	Comments
Voice and Data bundles	$69 and up	Includes high speed Internet plus unlimited local and long distance services.

Voice Only	$49.99	Replace UNEP offering, no data requirements

DSL Only	$29.99 and up	For heavy cell phone user that just wants data

Small Business	$350 (typical configuration)	Three phone lines, unlimited local and LD, high speed Internet (3Mgs)

Prepaid or Valu-Tel offerings	$39.99 and up	Prepaid offering—local only. Options can include long distance, international calling, and data. Minimal up front fees for installation.

We believe that we now have a service that can be fitted for most everyone living around an end office where we have equipment installed. This is a big change from today where we are effectively limited to 20% of the population: those that are attracted to broadband are increasingly on a cable or Bell bundle, many others don’t use sufficient long distance to be attracted to a $49.99 price point owing to cell phone substitution and so on, and then of those attracted to our services, many cannot qualify from a credit perspective.

What are some of the Economics associated with these Plans?

Let’s expand the question and include some comparisons with UNEP. First, in the above table, UNEP effectively only addresses one of the products listed above. For others, either it’s totally undoable or the construction of the product like for small business would totally destroy the economics.

So our traditional UNEP customer derives $61 in revenue, a gross margin of about $31 today, and a contribution to EBITDA after customer support costs, bad debt, and some allocation for attrition replacement of about $15 per month. A customer costs about $100 to obtain, stays for 12 to 18 months on average, and if bad debt is low as it is today, has a positive IRR.

Using UNE-L, the revenue would stay the same, however, the gross profit is expected to be around $40 with a per subscriber contribution to EBITDA of at least $15 monthly and maybe closer to $22 depending upon usage patterns. The biggest driver is the lower cost paid to the ILEC (about $10) and then expected administrative savings including bill preparation costs, service configuration changes, and so on. I expect on the core offering of Z-Tel today a $15 per month pick up in monthly subscriber income. Given that a combined voice and data port on a BAC will cost around $100 or so, one can quickly see an IRR of over 100% assuming that you get minimum volumes on the BAC quickly.

Upsells to DSL bundles yield sharply higher profitability with the higher revenue only offset with less than $2.50 in data network charges.

You’re Excited about Prepaid Services too. Why now and why not with UNEP?

We receive several hundred phone calls per day at our call centers from customers looking for a less expensive way to get home telephone service than they are being offered from the ILEC. While a substantial portion of these customers have poor credit, in many cities the costs of getting new service of any kind has risen substantially in recent years and so the potential market is a lot bigger than it might first appear. In New York City, for example, the installation charges and associated deposits can easily surpass $250 for many customers. Under UNEP, we don’t typically take many of these customers as our installation charges from the ILEC are over $140 and then the first month’s service will be $30 or so and then also knowing early on that you will have a high maintenance and high churn customer, the UNEP platform is really unsuited for that type of effort. However, these customers are easy to find (they find you) and can be a great source of cash flow.

The whole world here changes with the installation of a BAC. First, the up-front cost drops to around $60 (the hot cut cost of $35 plus the $11.50 monthly loop and on some installations a necessary truck roll) so a $50 installation charge plus a $39.99 monthly service fee paid up front will mean you’re working on a customer’s money rather than your own.

More importantly, using a BAC and our softswitch and being a facilities based carrier adds some important other benefits. Let’s assume that Customer A has been on the service for three months and is now delinquent for the first time. For about 10 or 15 days, Z-Tel is using mailings and a dialer to try to contact the customer and may even have talked to them once or twice during the process. This cost is probably $20 typically. Then, under UNEP, we would issue a “snip” at a cost of about $20 end to end and that would take place sometime in the next 48 hours typically. Customer A then might pay us over 50% of the time but our restoral order (at another $20 transaction cost) would take up to three days to get fully in place. Customer A is beyond mad at Z-Tel under this scenario and typically leaves the service after being restored.

The reasons we have to be so aggressive are that our fees to the ILEC of $26 or so are clicking even if the customer is likely to get back into compliance and because the upfront costs are so high using UNEP, we cannot get enough money from the customer to be working off “their money.” So as you can see from the above, the lower end of the market is tough to serve using UNEP.

The BAC model is a lot different from a service perspective. First, for subscribers to a prepaid plan no more calling the customer most of the time for past due notifications. When they pick up the phone, the call is immediately routed to our customer service center where we can require payment. We can allow 911, we can even allow them to pick up voice mail or other functions depending upon the amount of the past due balance, but importantly, we have a lot more control and a very attractive cost structure. If we have to turn off a customer, we do it first at our switch. If they pay, we can instantly turn them back on.

Z-Tel has some great assets here that make us I believe the best provider of this type of service. First, we have solid systems and a seven year history now of working with customers driving bad debt to less than 5% of revenue. Secondly, our customer support center in Atmore is well trained and is over 500 people strong. Third, we have a very robust voice response and self service capability with end user customers—Sprint, AOL, and MCI all use these capabilities today for their customers on the Z-Tel platform.

We haven’t completely finished the prepaid model but the highlights are clear: low out of pocket (if any) costs for acquiring customers, a $20 plus working monthly operating margin, and low bad debt exposure. Even if very high churn rates result from using this program the net cash flows to Z-Tel I believe will be highly attractive.

Let’s Talk about Broadband Applications—and serving the Better Customer

I do believe the above description of prepaid services show how IP based communications will change everything and not simply be limited to a Vonage like model or even a cable telephony type model. Those are easy starting points but investors and industry observers will likely understand more about the changes affecting the industry if they see it in a much broader context.

These BACs as I noted earlier are really the next generation of DSLAMs and are almost like a Ferrari compared to a base Model T. They are software controlled and the chip sets are capable of supporting virtually any protocol and accompanying technology requirement. So while that’s neat from a carrier perspective, there are benefits too for the individual subscriber delivered by the BAC and then what the BAC plus Z-Tel provided services can do in tandem.

The best way to talk about this is to provide a real life example. Our “Ferrari” product is what we call Trinsic Advantage™. For $69 to $79 base price, you get unlimited local and long distance services, our Trinsic Center™ service package, and high speed Internet ranging from 768K to 3MG downstream speeds. This beats the price performance most people find in most work environments and there’s more—the complete integration of voice and data applications on a single service. The Trinsic Center includes a personal communications portal that can be accessed from any web connected device or from any phone. On the voice side, the portal can be controlled with voice recognition or DTMF (touch tone) signaling. A mouseclick or a voice command can kick off a wide range of functions such as sending a message to everyone on your kid’s little league team or replying to an e-mail with a voice message instead of typing a note.

Using IP based communications, you can leave the same or totally transform home communications services. So for some people, the home phone can operate normally and they can simply use Trinsic services for the price advantage and the higher speeds on the Internet.

But for households like mine with four kids and a busy wife, it can be transformed into a complete communications control center. Everyone gets their own Trinsic Center that includes their own e-mail address, address book, personal virtual receptionist, voice mailbox, and tens of other features. And better yet, the Trinsic Center can intercept every incoming call and then treat the call based on the relevant parameters. So a caller to my house will first hear a prompt asking “with whom do you wish to speak?” and based on the person selected, the ringtone of the home phone, the routing of the call, and the mailbox left for the message can be controlled by Z-Tel’s softswitch and BACs through the default or personal profiles established with the Trinsic Center. It’s beyond voice only applications, for example, a caller trying to find me might be routed to my laptop PC (I’m on line in a room at the airport) where I’ll see who it’s from and answer it with an earpiece.

Like a cell phone, we will provide lists of inbound and outbound calls and they can be added right to your address book. And if you’re at home, you can call anyone in your address book or send an e-mail message by picking up your phone and just saying it.

Trinsic Center really isn’t about any features or a list of those—it’s about embodying all of what smart communications should be and the power of IP based solutions to deliver smart communications via any device anywhere. Investors have grown skeptical of technology improvements to change market shares or even create new markets; we well understand that we have to prove our model wins in the marketplace. I do believe that a hugely attractive price point combined with a service not matched easily by anyone else isn’t a bad pair of cards to be holding as we enter 2005. Our web site will have a lot of Trinsic Center material added to it during the next month or so and we look forward to its launch and subsequent releases over the next six to nine months.

We internally call Trinsic our “neighborhood” product and anyone following along so far understands that our success will depend upon getting reasonable market shares in each end office we elect to compete. We’re going to have a Trinsic technical staff in each city we serve and we’re going to visit our customers to help them set up their services and even add Wi-Fi and other services to their Trinsic service set. We believe this personal attention will lead to new sales and dramatically reduce churn. We will be your neighborhood communications company and we are going to “out-local” the ILECs.

What are some other services you can provide over the platform?

It’s not part of the initial plan but it’s possible to think of delivering video services over UNE-L using our BAC infrastructure. Security services can be provided too along with virus protection and other Internet related services.

You Haven’t Mentioned Wholesale, any opportunities here?

Our view is that many of the UNEP providers won’t be able to transition easily to the UNE-L platform and will need to find a better answer than simply accepting the Bell increases. UNEP based CLECs have almost a 24% market share today in New York state. Penetration within the residential market in New York City may be even higher. Even if one believes that much of this is AT&T and MCI and that they won’t have any interest in a Z-Tel provided solution, that leaves many other companies scrambling for answers. We believe we could provide an end to end replacement for UNEP at an attractive price point for other carriers and drive to Z-Tel a $5 to $8 profit margin on pure voice services. If we also provide broadband on a wholesale basis (including voice services) we expect to drive a $15 to $20 monthly margin for Z-Tel. The combination should be very attractive to existing UNEP carriers and to other potential wholesale users.

We will of course discuss our plans with our existing wholesale clients. Given the limited footprint, it will of course not be the national platform they would prefer, however, there are no real other answers.

Let’s Talk Z-Tel Economics. How does this fit in?

This is probably on the high side but I estimate a $3MM eventual drop in our quarterly EBITDA run rate from UNEP rate increases and the inability to put on new customers, and we will begin to head in this direction starting sometime early in 2005 if we do not move existing customers off UNEP or get new customers on our UNE-L based service platform. If we’re not addressing this in some fashion by that time, Z-Tel’s window to address the degradation of UNEP might well be missed. So our short term planning needs to address that need and build from there.

So we’re focusing initially on installing BACs in New York and our 45,000 existing customers. By year end, we plan to have some of our existing base moved to our UNE-L platform and then over Q1 of 2005 move over others. We are hopeful that during 2005 we can convert at least 25K to 35K of this existing customer base and add 60,000 customers on various products.

When we get a BAC installed in an end office, we plan to both move existing customers over to the new platform but also offer them an opportunity to upgrade to Trinsic including DSL and then to also launch localized marketing initiatives in those neighborhoods. Our model depends upon the demographics and size of each end office and the speed of which the transition from UNE-P to UNE-L can be made with our existing customers. While each end office will have different product sets and associated margins including the opportunity for wholesale applications, some general guidelines are as follows:

(a)	we expect it takes about 250-300 customers to breakeven on end office operating expenses;

(b)	additional customers above 300 deliver about 60% operating margin contributions, using $60 as an average revenue number, a contribution margin of $30 or more is anticipated on each new subscriber;

(c)	to the extent that you can transfer UNEP to UNE-L, you pick up the $5 detriment likely realized on UNEP pricing changes plus another $10 minimum in operating margin;

(d)	wholesale and prepaid sales might be fast additions to any end office deployment; and,

(e)	end offices with 1000 customers or more will deliver very high cash returns and over 100% ROI.

Ok the Per Subscriber and End Office Economics are Attractive....But Let’s Boil down the plan. What are the specific targets?

It’s very simple—in the next nine months, we need to get 75K customers on BACs in New York City and Tampa. We’re starting with 45K in NYC already as customers on UNEP and while we can’t get to all of them with physical deployments, you can bet we’ll get to 75% or more. Today, we sell about 12,000 new lines monthly across the US and over 1,000 in New York with no real marketing dollars so we are going to direct every resource possible to increasing line counts in the end offices we intend to install gear in during the coming quarters.

The math is pretty easy to follow—if we have 150,000 UNEP lines and we lose $5 in monthly margin from UNEP repricing, well, we need to create another 750K in operating margin from new sources. That’s about 30,000 net new lines in New York if you considered voice only products on UNE-L. That’s not a big scary target, in fact, I am looking for more in Q1 2005.

First, we’ve got to get enough end offices installed fast enough to move UNEP customers to UNE-L to at least partially offset the losses related to UNEP repricing. I think we have to have 40 to 50 end offices installed by early in 2005 with 30K plus transitions of UNEP to UNE-L and then sufficient new sales to at least offset big parts of the negative cost proceedings we are expecting.

If we do so, the first quarter might operate at a moderate loss with the upfront costs of putting on subscribers (hot cuts) but then Q2 and beyond with the addition of new end offices, the transition of more of our customer base to UNE-L, and new sales will actually improve our core earnings power substantially.

I believe investors will probably worry rightfully about the financial and execution risk in the short term but I do think some talk about the end game is worthwhile too. UNEP as a stand alone business might only generate 10% EBITDA margins on its best day given the high churn, the indirect control associated with the ILEC platform, and the narrowing market for voice only consumer and business models. I think this is probably optimistic today and probably impossible going forward if a company attempts to keep its revenue and subscriber levels at current levels.

The model built on UNE-L and our BACs and softswitches can get to a 20% operating margin pretty fast including a pretty hefty marketing allocation for growth and it might well be higher depending upon sales efficiency and churn. This can drive some very high returns on capital and so while our short term situation is very challenging, the payoffs for successful execution could be big too. We do have a plan that can win—that’s different from the long distance story where no matter what you do, it’s a declining business.

Here is my simple way of looking at things and this is a hypothetical model and not a formal forecast—but you’ve got to start somewhere;

If we have 150 end offices installed by the end of 2005 and have 200,000 customers on our network from retail and wholesale operations and assuming some normal mix of services, the company would generate over $10MM in monthly revenue, about $6MM in gross profits, and generate over $2MM in operating profits measured on a stand alone business unit basis that are then used to fund unassigned overhead, debt service, and capital expenditures. Our 225,000 UNEP customers today generate more revenue, about $12MM, a 50% plus gross profit, and probably slightly lower stand alone business unit contribution today. So to the extent that we can preserve some UNEP contribution and build out our UNE-L business, we should be able to keep our operating numbers acceptable during 2005 and comfortably cover our obligations relating to capital expenditures. The latter part of 2005 begins to look very good as many of the 150 end offices are past breakeven marks and the hot cut costs are less of a percentage of overall revenue.

But 2006 is where the investment begins to really pay off—even if UNEP is totally wiped out, and we have 400,000 UNE-L based customers, revenues climb to $60MM per quarter and EBITDA margins of 20% or more are attainable. That’s a $50MM annual run rate on operating cash flow with end office capital expenditures of $60 to $75MM expected in the aggregate.

That kind of capital efficiency is attainable because of the 7 years we’ve spent building OSS and customer management systems and the value of our existing customer base.

OK, what’s got to happen at Z-Tel to move forward?

We’ve got no shortage of issues here and not much time. We have operations and technology issues, marketing plan development, and several critical financial matters to address here near term.

First, logistically, we are now placing orders with the ILECs for end office locations in Tampa and shortly in New York. The first end offices except for Tampa include large numbers of existing Z-Tel customers. We believe given the calendar and other matters needing to be addressed that we can install between 10 and 15 locations by the end of the year with the first end offices being available in late October.

We have to acquire a network management system and adapt other parts of our OSS and softswitch environments for UNE-L. We also have to install a media gateway (a Cisco product) in New York. We also have to select the vendor for our BAC deployments; while any decision here can be reversed in the future to pick another product, we obviously would like to enter into a longer term arrangement that includes support beyond the sale of the product as is.

We have established an internal team that includes the entire executive team, technology and marketing personnel, and project management expertise to fast forward this project. We call it “project overlord.”

Technology and Operations are Key Risks but What Does This Cost? And, How are you Going to Pay for it?

If we look at the short term, we need to invest about $10MM in BACs and another $3MM to $5MM in other gear (some of it one-time) to make this transition. This would get us into 50 end offices by sometime in early 2005. Thereafter, we would expect to continue the buildout over 2005 with another 100 plus end offices installed by the end of the year or an incremental cap ex build of $15 to $25MM depending upon densities in each city that we install BACs and the success of moving existing customers over to UNEP. Given that we have spent the last several years about $10MM annually on capital expenditures, this is a vastly different business model that will require over $30MM in the next 15 months. Unlike other telecom business models, however, the existing customer base and the very low breakeven points on a per unit basis will show quick ability to attain cash flow coverage on existing and future indebtedness.

My belief is that the period from now until the successful installation of around 50 BACs (and operation) is the critical period. To transverse this period successfully will require Z-Tel to address a couple of issues that have been around for some time. The first is addressing short term liquidity requirements, the second is the balance sheet with the preferred stock overhang, and last is the need to add $15MM to $30MM in additional equity. With a sub $1 stock price, this potentially could be very dilutive; however, to the extent the plan becomes understood and the risks balanced against the rewards, it could be considerably less so and I would argue actually very accretive as most people are assuming our eventual demise.

We are looking at a number of options but here is the general plan:

(a)	arrange for a short term bridge financing to allow us to maintain some liquidity and start the installation process of the BACs;

(b)	we need to convert the preferred stock to common stock on some fair basis to get a company with a largely neutral net worth, about $85MM in assets and less than $80MM in combined liabilities (or some close version of this). Like every other communications carrier today, the customer base has value that is not shown on the balance sheet and our intellectual property is shown for very little value as well;

(c)	we need lease financing for the BACs even if contingent upon raising additional equity capital;

(d)	we should raise $10MM — $15MM plus in common stock to ensure sufficient reserves for a successful transition.

Why won’t the Preferred simply crush the common shareholders?

The biggest reason is that what we’re planning to do isn’t impossible or tremendously expensive —— and it’s in the interest of both the preferred and common stockholders. Our three classes of ‘accreting’ preferred stock mean that, under Generally Accepted Accounting Principles (GAAP), we have a substantial negative net worth that will become increasingly negative for the foreseeable future. This places severe limitations on our ability to attract the additional lease and equity financing we require to implement our new business plan.

$25MM to $35MM in funding including lease financing on gear gets us to a lot better place. And the wipeout in telecom investing means that many of our preferred shareholders have funds that are totally invested or are not undertaking any more investments in telecom. It makes things more complex for us in a way since many of the preferred want us to “fix” Z-Tel but effectively have not much more than enthusiasm to offer. It’s clear, however, that sitting back in a preferred stock position as the balance sheet looks today is detrimental to everyone’s position, including theirs.

Our preferred shareholders are in three classes, two of which are dominated by Brown Brothers Harriman’s 1818 Fund. I will note that I am a large common shareholder and a large preferred shareholder too, so I’m affected directly by any actions we take.

The first class what we call the Series D includes many individuals and several investment funds. None of these funds in Series D are active in telecom at all right now. The Series E and G are controlled by the 1818 Fund It is our understanding that while the 1818 Fund may provide bridge financing and may opt to convert that into common stock (or might not) none of our other large investors has available funds or is otherwise still interested in telecom investments.

While we expect that some additional dilution for common stockholders will be required in getting the preferred shareholders to convert to common stock, I currently believe that the total outstanding shares should be less than 120MM when completed (including unexercised in-the-money options and warrants). A similar measurement made today would include 36MM common shares and an eventual total of more than 90MM fully diluted shares if the existing preferred stockholders were to simply hold their preferred shares until the respective mandatory redemption dates We have an independent committee of the Board of Directors evaluating any proposal and they will have the benefit of experienced legal and professional advisors should these negotiations be successful.

What happens if these negotiations are unsuccessful?

What’s not well understood about mandatorily redeemable preferred stock is that while the auditors classify these securities as a long term liability, the actual character of these obligations is more complex and, while preferred stock ranks ahead of common stock in bankruptcy or liquidation, its legal rights are significantly more limited in most hypothetical distressed situations than are the rights of conventional debtholders.

The uncertainty caused by our over-complicated capital structure and its negative consequences for our business plan is enough for Z-Tel to negotiate a good faith resolution of this issue. If unsuccessful, it’s unlikely that the company will be able to obtain adequate amounts of lease financing, it would likely be impossible to obtain additional equity financing, and many of the company’s executives would opt to leave. So it’s my view that everyone has a good reason to negotiate a fair resolution of this issue.

Speaking of Morale: How are Things? You’ve lost a few long serving Z-Tel employees and directors in the past 60 days.

The days leading up to and just after the decisions in Washington were certainly our lowest point. We had been working hard on our UNE-L strategy prior to the announcement but there had been the internal assumption that not much would happen during the first half of 2005. That changed dramatically with the announcement of the decisions. So I think the realization that we were entering a very tough patch combined with some lifestyle issues resulted in some of our key personnel leaving. I don’t believe the decision was determinative in total and as far as I now know those that held stock (two had sizeable positions) still hold their shares. I do think being vilified every day as “synthetic” or “artificial” competition and having your business model challenged everywhere every day is unbelievably tiring.

The need to make a dramatic shift in strategy is certainly first being imposed by the changing regulatory environment; however, I think it’s right for Z-Tel too. We need to move on to the future and UNEP certainly isn’t it for us Z-Tel anyway.

It’s probably not realistic to believe that there isn’t more change coming but the executive team and their staffs are excited about our new plan. The ability to offer broadband, the increased control over the subscriber experience, the ability to change communications and control in a much greater form our own destiny are powerful antidotes to continued depression surrounding UNEP. We need to cross this channel between now and March in transitioning to UNE-L and all that entails but the end game looks pretty good if we are successful in doing so.

Any last comments?

I’d be remiss by not thanking all Z-Tel associates and their families for their continued support. I’ll add Z-Tel directors, investors, vendors, and customers to that list too.

The future hasn’t been easy to predict for telecom but I do think our new model has a lot to like in addressing today and tomorrow’s realities. While acknowledging that the Bell companies have won a huge short term battle and may have effectively protected the bulk of their franchise for the next 20 years at least, the war will change going forward. Our task will be to take available opportunities and generate attractive returns on capital. Our national first strategy was right for its time but going forward, it’s time to burrow in and fight them in the neighborhoods with a very focused strategy.

I believe that the communications marketplace might end up looking like the banking world—big banks that get 80% plus market share in local markets and then smaller entities like community banks getting smaller slivers but generating substantial returns on equity. Z-Tel will build the first few neighborhood “community communications companies” in selected cities and will then look to be the back office for locally connected management teams to build theirs. First Data is a great model in the financial processing space; we’re going to make the communications services marketplace look the same.

Thanks.

The foregoing comments contain forward-looking statements. These forward-looking statements are based on the belief of our chief executive officer, D. Gregory Smith, as well as assumptions made by and information currently available to him. You can identify forward-looking statements from the context and by the fact that they do not relate strictly to historical or current facts. The words “believe,” “anticipate,” “intend,” “expect,” “estimate,” “project” and similar expressions are intended to identify forward-looking statements. Forward-looking statements describe expectations today of what Mr. Smith believes is most likely to occur or may be reasonably achievable in the future, but they do not predict or assure any future occurrence and may turn out to be wrong. Forward-looking statements are subject to both known and unknown risks and uncertainties and can be affected by inaccurate assumptions we might make. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. Neither Z-Tel nor Mr. Smith undertake any obligation to publicly update any forward-looking statements to reflect new information or future events or occurrences. These statements reflect his current views with respect to future events and are subject to risks and uncertainties about us, including risk factors that are described in detail in Z-Tel’s 2003 Annual Report on Form 10-K filed on March 30, 2004; and in Z-Tel’s other filings with the Securities and Exchange Commission.

The foregoing comments contain references to EBITDA or “earnings before interest, taxes, depreciation and amortization” without including numerical measures. EBITDA is commonly used as an analytical indicator within the telecommunications industry. EBITDA is not a measure of financial performance under GAAP, and the items excluded from EBITDA are significant components in understanding and assessing financial performance.